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Pricing Supplement No. 26 dated October 17, 1997                  Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                        File No. 333-05701
Prospectus Supplement dated August 7, 1997)

                                  ADVANTA CORP.
                     VALUE NOTES(SM), SERIES A - FIXED RATE

================================================================================
Cusip No.: 00757GBB4                                 Interest Rate: 7.10%
Aggregate Principal Amount: $64,000.00               Maturity Date:  10/23/2000
Total Agents' Discount or Commission: $640.00        Issue Date:  10/22/97
Net Proceeds to Issuer:  $63,360.00                  Trade Date:  10/17/97
================================================================================

--------------------------------------------------------------------------------
                                                  Agent's      Net Proceeds
        Name of Agent           Principal       Discount or     to Issuer
                                  Amount        Commission
--------------------------------------------------------------------------------
Legg Mason Wood Walker,
Incorporated                   $44,000.00         $440.00       $43,560.00
--------------------------------------------------------------------------------
Dain Bosworth, Inc.            $20,000.00         $200.00       $19,800.00
--------------------------------------------------------------------------------

Interest Payment Dates: November 15, 1997 and the 15th day of each succeeding calendar month thereafter through and including September 15, 2000 and on the Maturity Date.

Day Count Convention:
      [ X]  30/360 for the period from 10/22/97 to 10/22/2000

Redemption:
      [ X ] The Notes cannot be redeemed prior to the Stated Maturity Date.

      [   ] The Notes may be redeemed prior to the Stated Maturity Date.
            Initial Redemption Date:
            Initial Redemption Percentage:
            Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Form: [ X ] Book Entry

Agent acting in the capacity as indicated below:

      [ X]  Agent                         [  ]  Principal

If as Principal:

      [   ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

      [   ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

      The Notes are being offered at a fixed initial public offering price of 100% of principal amount.
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[ X ] Other Provisions:  Agent:  Dain Bosworth, Inc.


[   ] PaineWebber Incorporated

                  [ X  ]      Legg Mason Wood Walker, Incorporated

                                                      [   ] Sage Rutty & Co.